Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of Long Island Iced Tea Corp. and Subsidiaries on Form S-1 of our report dated March 30, 2017, with respect to our audits of the consolidated financial statements of Long Island Iced Tea Corp. as of December 31, 2016 and 2015 and for the years then ended, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp

Melville, NY

November 21, 2017